Exhibit (j) (iv) under Form N-1A
                                      Exhibit 23 under Item 601/Reg. S-K



        Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Municipal Cash Series in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A, No. 33-29838) of Municipal Cash Series and to the incorporation by reference of our report, dated July 14, 2006 on Municipal Cash Series (one of the portfolios comprising Cash Trust Series, Inc.) included in the Annual Report to Shareholders for the fiscal year ended May 31, 2006.


                                                ERNST & YOUNG LLP

Boston, Massachusetts
July 28, 2006